                                                                    EXHIBIT 99.1

HALLWOOD REALTY PARTNERS, L.P.
3710 RAWLINS,  SUITE 1500,  DALLAS, TEXAS 75219-4236

Phone:            214 / 528-5588
Fax :             214 / 528-8855
Website:          www.hallwood.com/hrp

CONTACT:          INVESTOR RELATIONS
                  (214) 528-5588

                                                                    NEWS RELEASE
--------------------------------------------------------------------------------

                         HALLWOOD REALTY PARTNERS, L.P.
                 ANNOUNCES FIRST QUARTER 2003 FINANCIAL RESULTS

Dallas, Texas, May 13, 2003 - Hallwood Realty Partners, L.P. ("HRP") (HRY-AMEX) announced today its financial results for the quarter ended March 31, 2003. HRP had net income of $1,400,000 ($0.84 per unit) for the first quarter of 2003, as compared to $2,474,000 ($1.49 per unit) for the first quarter of 2002. The net results included $3,733,000 and $3,727,000 of non-cash depreciation and amortization expense in the 2003 and 2002 first quarters, respectively.

Total revenues decreased $261,000, or 1.4%, in the first quarter of 2003 primarily as a result of a decrease in revenue from construction services, which were lower in the 2003 period due to fewer construction projects completed in the 2003 period compared to the 2002 period. By their nature, the demand for and size of construction service projects can vary significantly from time to time.

Total expenses were $790,000, or 5.0%, more in 2003's first quarter than in 2002 due to increases in property operating expenses of $385,000, interest expense of $294,000, general and administrative expenses of $176,000, litigation costs of $160,000, and depreciation and amortization expense of $6,000, partially offset by a decrease in parking, construction and tenant services expense of $231,000. Property operating expenses increased 5.8% in the period and included an increase in utilities of $206,000 primarily due to higher heating costs due to a colder winter in the 2003 period. Interest expense increased due to the capitalization of construction interest in the 2002 period. General and administrative expenses were higher due to increases in certain professional fees, director and officer liability insurance, and overhead costs. Construction service expenses declined in the 2003 period due to fewer construction projects completed in the 2003 period compared to the 2002 period.


                               Continued on Page 2

HALLWOOD REALTY PARTNERS, L.P.
FIRST QUARTER 2003 FINANCIAL RESULTS
PAGE 2 OF 2


The following table sets forth selected unaudited financial information (in thousands, except per unit amounts):


                                                            Three months ended
                                                                 March 31,
                                                          ----------------------
                                                            2003           2002
                                                          -------        -------
Total revenues(a)                                         $17,806        $18,067
Total expenses(a)                                          16,516         15,726
                                                          -------        -------
Income before interest income                               1,290          2,341
Interest income                                               110            133
                                                          -------        -------
Net income                                                $ 1,400        $ 2,474
                                                          =======        =======

Earnings per unit :
        Basic                                             $  0.87        $  1.54
                                                          =======        =======
        Assuming dilution                                 $  0.84        $  1.49
                                                          =======        =======

Weighted average units outstanding :
       Basic                                                1,592          1,590
                                                          =======        =======
       Assuming dilution                                    1,648          1,647
                                                          =======        =======

(a) Reclassifications, including a gross-up for parking, construction and tenant service expenses that were previously netted against revenues, have been made in the prior period to conform to the classifications used in the current period. The reclassifications had no effect on previously reported net income.

HRP, a publicly traded Delaware limited partnership, is engaged in the acquisition, ownership and operation of commercial real estate assets.

Certain statements in this news release may constitute "forward-looking statements" which are subject to known and unknown risks and uncertainties including, among other things, certain economic conditions, competition, development factors and operating costs that may cause the actual results to differ materially from results implied by such forward- looking statements. These risks and uncertainties are described in greater detail in HRP's periodic filings with the SEC.



                                     - END -